Exhibit 99.1

APHTON ANNOUNCES COMPLETION OF $22.7 MILLION

PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

September 19, 2003

Miami, FL—Aphton Corporation (Nasdaq: APHT) announced today that the Company has completed its previously announced $22.7 million private placement of common stock and warrants. Under the terms of the private placement completed on September 18, 2003, the Company sold units consisting of an aggregate of 3,920,000 shares of common stock and five-year warrants to purchase an aggregate of 980,000 shares of common stock to a group of accredited institutional investors for $22.7 million. The transaction was oversubscribed. The per unit purchase price represented a 9.4% discount to the average closing price of the Company’s common stock for the five trading days prior to the execution of documents by the investors. The warrants have a per share exercise price of a 40% premium to the purchase price. Under the terms of the private placement, the Company has agreed to file a registration statement with the SEC within 45 days, registering for resale the common stock sold and the common stock issuable upon the exercise of the warrants sold. Harris Nesbitt Gerard acted as exclusive placement agent for this transaction.

The net proceeds of the financing will be used for the research and development of certain of Aphton’s products and programs and for other general corporate purposes.

The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state.

Aphton Corporation is a biopharmaceutical company developing products using its innovative immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has several strategic alliances including strategic alliances with Aventis Pasteur (NYSE:AVE—news) and GlaxoSmithKline (NYSE:GSK—news).

This press release includes forward looking statements, including statements regarding (1) the Company’s intentions regarding the use of the net proceeds resulting from this transaction and (2) its intent to file a registration statement with the SEC within 45 days. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 31, 2003. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. These risk factors include, but are not limited to, (1) intellectual property risks, (2) risks in regulatory and market acceptance of new products and continuing demand for same, (3) the impact of competitive products and pricing, and (4) changing economic conditions. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338